UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2026

GETTY REALTY CORP.

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-13777	11-3412575
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

292 Madison Avenue, 9th Floor, New York, New York	10017-6318
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (646) 349-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GTY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 20, 2026, Getty Realty Corp., a Maryland corporation (“Getty” or the “Company”), announced that Mark J. Olear is retiring from his position as Executive Vice President, Chief Investment Officer and Chief Operating Officer of Getty, effective February 27, 2026 (“Retirement Date”). The Company further announced that Robert J. (“RJ”) Ryan, the Company’s current Senior Vice President of Acquisitions, has been selected to succeed Mr. Olear as Chief Investment Officer. In addition, the Company announced that the position of Chief Operating Officer will not be filled.

Mr. Ryan, age 47, joined the Company in March 2016 as Director of Real Estate & Development and was later promoted to Vice President of Acquisitions in 2018 and Senior Vice President of Acquisitions in February 2023. In these roles, Mr. Ryan has been responsible for, and has contributed significantly to, the Company’s real estate investment activities. Prior to joining the Company, Mr. Ryan served as Vice President of Asset Management for Marx Realty, a Manhattan-based owner and developer of office and retail properties, from 2011 to 2016. Prior to Marx Realty, Mr. Ryan held various roles of increasing responsibility at Macerich, a leading owner, operator and developer of major retail and mixed-use developments, from 2003 to 2011. Mr. Ryan earned a Bachelor of Science degree from Arizona State University.

In connection with Mr. Olear’s retirement, he and the Company entered into a retirement agreement (the “Retirement Agreement”). Until his retirement, Mr. Olear will continue to receive salary and benefits at his current level and will remain eligible to receive: (i) a discretionary cash bonus with respect to calendar year 2025, as approved by the Company’s Compensation Committee, (ii) 2025 Company contributions under the Company’s supplemental retirement plan, and (iii) employer matching contributions under the Company’s retirement and profit sharing plan. In addition, following his Retirement Date and subject to the effectiveness of required releases, the Company will reimburse COBRA premiums for Mr. Olear and his eligible dependents through September 30, 2026 via a lump-sum payment within 30 days following the Retirement Date, regardless of whether he elects COBRA.

Pursuant to the Retirement Agreement, as of the Retirement Date Mr. Olear will hold 205,900 restricted stock units (the “RSUs”), of which 118,800 will have already vested in accordance with the vesting schedule (the “Time-Vested RSUs”). Subject to the conditions in the Retirement Agreement, the remaining unvested RSUs will fully vest as of the Retirement Date (the “Accelerated RSUs”). The Time-Vested RSUs will be settled in shares of the Company’s common stock on the first business day following the six-month anniversary of the Retirement Date, and the Accelerated RSUs will be settled within 30 days following the Retirement Date in a lump-sum cash payment equal to the fair market value per share on the settlement date, in each case subject to applicable withholding. Mr. Olear will not be eligible for any new equity awards in 2026 or thereafter.

As further set forth in the Retirement Agreement, subject to his continued employment through the Retirement Date and execution of a consulting agreement (the “Consulting Agreement”), Mr. Olear will provide post-retirement consulting services to the Company as an independent contractor, effective March 2, 2026 through September 30, 2027, unless earlier terminated or extended by mutual agreement. In consideration for the consulting services, Mr. Olear will receive a consulting fee of $25,000 per month from March 2, 2026 through September 30, 2026, and $10,000 per month from October 1, 2026 and ending on the termination of the Consulting Agreement, and he will be eligible to earn certain additional fees related to successful completion of redevelopment projects within his consulting scope, subject to the terms and conditions in the Consulting Agreement.

The foregoing descriptions of the Retirement Agreement and Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Retirement Agreement and the Consulting Agreement, copies of which will be filed as Exhibits to the Company’s Annual Report on Form 10-K for the year ending December 31, 2025.

Item 7.01.	Regulation FD Disclosure.

On January 20, 2026, Getty issued a press release announcing the retirement of Mark J. Olear as Executive Vice President, Chief Investment Officer and Chief Operating Officer and the appointment of Robert J. (“RJ”) Ryan as Chief Investment Officer. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

99.1	Press release issued by Getty Realty Corp. on January 20, 2026.

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GETTY REALTY CORP.

Date: January 21, 2026	By:	/s/ Joshua Dicker
Joshua Dicker
Executive Vice President and General Counsel

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